Exhibit 99.1

Fushi Copperweld Looks to Increase Global Footprint with Expansion in Europe

BEIJING, Sept. 28, 2011 /PRNewswire-Asia-FirstCall/ -- Fushi Copperweld Inc., (the "Company") (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced that it has submitted an offer to the receivers of Leaf Business Holdings Belgium ("LBHB") to the Commercial Court of Liege in Belgium for a proposed three-year lease with option to purchase of a facility that will enable the Company to establish an operational hub in continental Europe.  The agreement is subject to the approval of the Commercial Court of Liege in Belgium.  If approved, the agreement will become binding on October 1, 2011.

Fushi Copperweld will also have an option to acquire all of the assets for EUR 5.75 million (approximately USD 7.8 million) during the lease period.   If completed, the Company expects this transaction to be dilutive to 2011 earnings by EUR 600,000 (approximately USD 815,000), or approximately $0.02 per share, and to become accretive to earnings in 2012.

The facility is a 45,000 square-meter copper tubing manufacturing and distribution center on approximately 82,000 square meters of land in Liege, Belgium.   Upon completion of the transaction, the Company will begin stocking the facility with copper-clad aluminum and copper-clad steel product for sale in continental Europe in the 2011 fourth quarter.  In addition, the Company will restart the tubing operations at the facility using its current equipment.  The Company will also consider outfitting the facility with copper-clad production lines and ancillary finishing equipment.

"This agreement will enhance our ability to sell our copper-clad bimetallic product lines into continental Europe and better serve the EMEA region on compelling terms," said Joe Longever, co-Chief Executive Officer of Fushi Copperweld.  "Serving a broader market more quickly and cost effectively is a strategic imperative for Fushi Copperweld and the opportunity to establish a hub in continental Europe is a prime example, as we look to take advantage of demand for bimetallic wire in the utilities, industrial and power cable sectors. "

Copper pipe production at the facility will be slowly ramped up to an initial annual run rate of approximately 5,000-6,000 metric tons per year, with the capability to expand production depending on market conditions.  Fushi Copperweld will retain certain key sales and operating staff previously employed at LBHB and will provide additional facility management support.

The Company anticipates initial investment related to the proposed transaction of approximately EUR 4 million (approximately USD 5.4 million), of which EUR 2 million (approximately USD 2.7 million) would be financed from cash on hand, and EUR 2 million will be provided through a loan from Sogepa SA, a financial institution controlled by the Walloon Region.  The Company will also secure a local line of credit to support working capital needs.  Should the Company agree to fully acquire the facility, these lending institutions would be approached to assist in the financing of the acquisition.

Following the completion of the transaction, the Company will create two separate European business segments: Copperweld Tubing Europe and Copperweld Bimetallics Europe to manage the operations.

The Company is advised on the transaction by the Belgian law firm Dewolf & Partners (Brussels, Kortrijk, Luxemburg, Shanghai), a member of the Osborne Clarke alliance.

About Fushi Copperweld

Fushi Copperweld Inc., through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co. Ltd., and Copperweld Bimetallics LLC, is the leading manufacturer and innovator of copper-clad bimetallic engineered conductor products for electrical, telecommunications, transportation, utilities and industrial applications. With extensive design and production capabilities, and a long-standing dedication to customer service, Fushi Copperweld is the preferred choice for bimetallic products worldwide.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will" "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information, please contact:

Investors Nathan J. Anderson, VP/Corporate Development Fushi Copperweld Inc. Phone +1.931.433.0482 E-mail: IR@fushicopperweld.com Web: www.fushicopperweld.com

Media Thomas Horton, Director of Global Marketing Fushi Copperweld Inc. Phone: +1.615.428.3333 E-mail: thorton@fushicopperweld.com